Exhibit 10.15

BMS-C3BS Final Agreement	1 /10

AGREEMENT FOR THE PROVISION OF SERVICES FOR PRODUCTION OF CARDIAC CELLS

BETWEEN

Biological Manufacturing Services, a public limited liability company incorporated under Belgian Law

Axisparc

Rue Edouard Belin, 12

1435 Mont-Saint-Guibert

BELGIUM

Intra-Community VAT Identification No.: BE0885.826.566

Represented by Mr. Yves Joinau, Director, and Mr. Patrick Jeanmart, duly empowered for the purposes hereof.

Hereinafter designated as “BMS”

AND

CARDI03 BIOSCIENCES, a public limited liability company incorporated under Belgian Law

Axisparc

Rue Edouard Belin 12

1435 Mont-Saint-Guibert

BELGIUM

Intra-Community VAT Identification No.: BE0891.118.115

Represented by Mr. Christian Homsy, Delegate Director, duly empowered for the purposes hereof.

Hereinafter designated as “C3BS”

Hereinafter collectively designated as “the Parties” and individually as “the Party”

HAVING ALREADY ESTABLISHED THE FOLLOWING:

BMS is a service provider in the biotechnology sector and operates clean rooms on its site located at Axisparc Business Centre, rue Edouard Belin, 12 to 1435 in Mont-Saint-Guibert,

BMS has the ability to directly provide services for third parties, or may limit itself to make available to third Party, all or part of its assets, for the production of clinical or commercial lots in compliance with applicable pharmaceutical standards in force in the European Union.

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C3BS is a biotechnology company active in the cell therapy field. C3BS developed an autologous therapy for regenerating the heart muscle based on its proprietary technology platform.

C3BS wishes to enter into an Agreement with BMS in order to have access to its laboratory surfaces for the production of clinical batch in accordance with Good Manufacturing Practices (GMP) applicable in the European Union.

THE FOLLOWING HAS BEEN AGREED AND DECIDED UPON:

ARTICLE 1 - OBJECT

The present agreement defines the conditions and terms whereby:

BMS shall provide to C3BS support, services and provision of assets for the production of advanced pharmaceutical therapy products in compliance with the GMP in force in the European Union (the “Services”),

C3BS shall pay the services provided by BMS based on fixed and variable fees as defined in Article 4,

C3BS shall use the Services and clean rooms made available to it, to prepare, store, produce release and distribute cellular products.

ARTICLE 2 - DEFINITION OF SERVICES

Services are limited in numbers as follows. Any request for additional services shall be subject to a specific agreement as an addendum to this present Agreement between BMS and C3BS.

1. BMS shall make available to C3BS:

Cleanrooms for exclusive use of C3BS as described in Appendix I. BMS guarantees that said rooms shall be certified to be compliant with GMP with regards to Installation Qualification (IQ) and Operational Qualification (OQ). Said rooms shall be used by C3BS in compliance with the usage described in Article 1.

Use of common areas shared between the different beneficiaries of BMS services, including reception areas, loading, unloading and storage areas, technical areas, areas dedicated to movement of materials and people, more fully described in Appendix 1, and compliant with applicable GMP.

Parking spaces more fully described in Appendix 1.

The equipment present in the cleanrooms for exclusive use, and in the shared spaces more fully described in Appendix 2. It is agreed that any specific equipment necessary to the activities of C3BS is not included in the equipment made available by BMS.

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2. BMS shall ensure in a continuous manner:

Preventive and curative services necessary to maintain the clean rooms and shared spaces made available to C3BS in compliance with applicable GMP.

Coverage of the installation and their contents (but excluding specific equipment belonging to C3BS) by a “full coverage” type insurance, designating C3BS as additional beneficiary and providing for a waiver. It is understood that C3BS will ensure its own property with a waiver against BMS.

The following preventive and curative operations:

*	Security and access control services. BMS shall provide administrative management of all access requirements to the facilities. BMS shall also ensure provision, implementation and annual revalidation of secure badges for C3BS staff and temporary workers working for C3BS, access management of all deliveries, and management of all access rights.

*	Strict compliance with legal provisions in force at the time of signature of this Agreement with regards of GMP IQ and OQ provisions relating to cleanrooms and public areas. It is expressly agreed that BMS’ obligations do not extend to PQ type of services, which are under the sole responsibility of C3BS.

*	Processing of common and regulated waste. BMS shall employ authorized providers to handle collection, storage and disposal of industrial and biological waste originating from the installation, based on the following daily and weekly schedule.

In its capacity as producer of waste, C3BS undertakes to:

•	Ensure initial sorting of waste produced in its cleanrooms,

•	Proceed to its initial qualification,

•	Perform suitable packaging of organic waste and,

•	In a general way, implement any and all actions requested by BMS to ensure full traceability of waste until its processing by the BMS’s authorized service provider.

BMS ensures processing traceability of the waste and shall deliver to C3BS its copy of the Industrial waste tracking document.

*	Cleaning and maintenance in a good state of maintenance of the shared use areas (but allowing for normal wear resulting of usage of said areas).

*	Maintenance. Major maintenance and renewal of equipment, more fully described in Appendix 2, based on a schedule that shall be defined by BMS and communicated to C3BS at the latest at the date of entry into force of this present Agreement.

The establishment of traffic rules applicable to both people and materials, and permanent control of their respect. This responsibility shall require the establishment of mandatory transit flows of materials and people and the implementation of airlocks and corridors in order to ensure C3BS exclusive areas remain an aseptic zone.

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ARTICLE 3 - WASTE AND SUPPLIES MANAGEMENT

BMS commits to supply the following services, without interruption, to C3BS:

*	Electricity. BMS also provides for the operation and preventive and corrective maintenance of the building’s electric distribution network and of electric terminals defined in Schedule 2. Said services include regulatory controls of devices, and review of concerned connected terminals,

*	Water. BMS also provides for the operation and preventive and corrective maintenance of the building’s water distribution network.

*	Heating/HVAC. BMS also provides for the operation and preventive and corrective maintenance of the building’s HVAC production and distribution networks, and HVAC related terminals. Said services include regulatory controls of devices, and review of concerned connected terminals.

Regulatory controls and maintenance work on the HVAC systems shall be performed during facilities off time.

BMS shall be free to select its suppliers, understanding however that said selection will need to take into account a balance between both economic and environmental requirements.

BMS shall supply containers to C3BS for evacuation of waste. It is understood that the incurred costs of evacuation of said waste shall be included in the variable fees defined in Article 4.

C3BS and BMS undertake to cooperate in order to obtain authorizations and more generally to conclude any ancillary acts required for the provision of services or to facilitate their execution.

ARTICLE 4 - DURATION

The present Agreement is concluded for a period of three years starting January 1, 2010 and ending December 31, 2012. At said date, this present Agreement shall automatically be renewed for successive periods of three years, unless termination of the Agreement by one of the Parties by written notice with acknowledgement of receipt, made no later than 6 months prior to the next scheduled end date,

ARTICLE 5 - FINANCIAL TERMS

5.1 Fixed part of support services fees

The supply and provision of services described in Article 2 are agreed for a daily flat rate of EUR 500 excluding tax, corresponding to an annual amount that shall not exceed EUR 180,000.00.

5.2. Indexing

The fixed part shall be corrected every year on January 1, and for the first time on January 1, 2011, based on changes of Consumer Index Prices. The initial reference index shall be the Consumer index prices of December 2009, the new index being the one corresponding to the month of December preceding the correction of the fixed part.

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Any increase in the reference index shall result in a proportional increase of the fixed part based on the following formula:

Updated fixed part x new index	= Corrected fixed part
December 2009 index

Correction of the annual fixed part shall be signified by BMS.

If ever the index were to be no longer available, the amount of the fixed part would be related to any system replacing said index and serving as wage calculation basis for state employees.

5.3 Variable Part of Fees - Consumables and Waste (“Consumables”)

Consumables shall be paid based on the full cost of the activities and according to the relative power of the groups that power the areas occupied by the various parties. Relative power of C3BS will be determined after execution of the improvements requested by C3BS.

Consumables shall be billed by BMS to C3BS with a 5% surcharge to compensate for administrative and management costs.

5.4 Revision of financial terms

If as a result of a new municipal, regional, national, or European regulation, BMS would be required to perform important renovation works of the areas defined in Appendix 1, the Parties agree jointly and in good faith to review the financial terms defined in paragraph 5.1 and 5.3 of this Article.

ARTICLE 6 - BILLING AND PAYMENT CONDITIONS

6.1	Amounts owed by C3BS as defined above, shall result in the establishment, for the relevant year, of twelve invoices, each issued at the beginning of each month and sent to C3BS, for their amount including any due taxes.

6.2	Payment by C3BS of amounts due for services subject of this present Agreement, shall be made within 15 days of receipt of the corresponding invoices, by bank transfer to the account No. 0363-00B1230-B1, established in the name of BMS. Any late payment shall bear a late payment penalty at the applicable legal rate in effect, plus 3%.

6.3	C3BS will be given the ability, through BMS, to control all elements relating to consumables. BMS commits to ensuring C3BS has access to any and all documents required to verify cost and price determination elements for each consumable.

ARTICLE 7 - TAXATION

Services, object of this Agreement are subject to the value added tax, and the amounts are increased by the corresponding amount of said tax, at the rate in effect at the time of the event giving rise to said tax.

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ARTICLE 8 - LIABILITY AND INSURANCES

8.1 Liability

Both parties are liable, under the provisions of common law, of any type of damages that they may generate whilst executing this Agreement or while performing their activities.

8.2 Insurances

Each Party shall subscribe to, and maintain valid, civil liability insurance policies of a sufficient amount to cover the Party’s responsibility to the other Party, in compliance with the provisions of Article 8.1 above. Each Party commits to make available to the other Party, a copy of the insurance policies subscribed in the scope of this present Agreement.

The Parties undertake to maintain the warranty conditions corresponding to this cover. In case of termination or modification of their insurance policies, each Party shall inform the other Party.

ARTICLE 9 - MANAGEMENT OF SERVICES

BMS shall, every year, produce and deliver a report to C3BS that will assess the level of human, material and financial resources used in the scope of this Agreement, the state of the partnership between the parties, the state of BMS’s relationships with its service providers, and evolution and/or improvement proposals for the services. This report and its eventual financial impact on the fixed part shall be discussed between the parties. Any agreed changes of contractual relations resulting from said discussions shall be defined in an addendum to this Agreement.

ARTICLE 10 - INTELLECTUAL PROPERTY

Each Party retains full ownership of his own knowledge whether new or existing, and shall determine the protective measures to be implemented for its new knowledge.

ARTICLE 11 - PERSONNEL AND RESPONSIBILITY

C3BS employees or employees acting under the responsibility of C3BS are required to comply with the rules and regulations of the institution. All necessary instructions shall be communicated to C3BS at the latest at the date of effective entry into force of this Agreement.

C3BS employees shall nonetheless remain under hierarchical authority of their employer. Each Party continues to be responsible for its employees, as employer, of all civil, insurance, social, and tax related obligations, to ensure coverage with regards to occupational accidents and occupational diseases, and to apply, to said personnel, all powers applicable to administrative and human resources management. To this end, each Party shall manage, by all applicable manners; its own personnel evaluations.

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ARTICLE 12 - CONFIDENTIALITY

12.1. Each Party, provided it is authorized to do so, shall send to the other Party all information necessary to the execution of this present Agreement.

No provision present in this Agreement shall be interpreted as forcing one of the Parties to disclose information to the other Party, apart from those necessary to the execution of this Agreement.

12.2. All information and reproduction thereof, transmitted by one Party to another, shall remain the property of that Party and shall be, upon request, immediately returned or destroyed. The destruction of the information shall be confirmed in writing to the Party who transmitted said information.

12.3. The Party who receives confidential information commits, for the duration of this Agreement, and for a period of five (5) years following termination or end of this present Agreement, that the information received from the disclosing Party:

•	Be protected and kept as strictly confidential and be treated with the same degree of precaution and protection it warrants to its own information of equal importance;

•	Be disclosed internally only on a need to know basis and only to members of its staff willing to comply with the provisions of this Article;

•	Not be used, wholly or in part, without prior written consent of the Party having disclosed said information, for any purpose other than the one defined in this Agreement;

•

Not be disclosed, or be likely to be disclosed, directly or indirectly, to any third Party or any person other than the employees mentioned above, without prior authorization of the Party who communicated the information. With the clarification that in case of agreement, the Party receiving the information undertakes to have said third Party sign a non-disclosure agreement of similar nature and scope as this article;

•	Not be copied or reproduced or duplicated in whole or in part, when such copies, reproductions or duplications were not expressly authorized, in written, by the Party from which they originate.

12.4. The Party receiving confidential information shall be under no obligation and will not be subject to any restrictions with regard to any information it can prove:

•	To have entered the public domain prior to the disclosure or thereafter in the absence of any fault attributable to it; or

•	To have been lawfully received from a third Party without disclosure restrictions or violation of this Agreement; or

•	To be already known to it before being received under the scope of this Agreement, and that said knowledge can be demonstrated by the existence of relevant documents in its records; or

•	That their use or communication has been authorized in writing by the Party from which they originate; or

•

That disclosure was required by a court order or by an Administrative Authority, provided that the Party communicating the information has taken all necessary measures to inform the Party owner of said information.

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ARTICLE 13 - NULLITY - AMENDMENT - SCOPE OF THE AGREEMENT

13.1. If one or more provisions of this Agreement are deemed to be invalid under any statute, regulation or following a court ruling that became final, the other provisions will remain in full force and effect, provided that the Agreement continues to reflect the will of the parties. In such case, the Parties shall seek, as soon as reasonably possible, to substitute the invalid provisions by provisions of similar scope reflecting their common intention.

13.2. Any amendments that may be required to this Agreement and to its Appendixes shall be decided by mutual agreement between the Parties and shall result in a written addendum to this Agreement, signed by both Parties.

13.3. This agreement is concluded intuitu personae. Therefore, no Party may assign, in any manner whatsoever, its rights or obligations arising from this Agreement, without prior written consent of the other Party.

13.4. C3BS may not, in any way whatsoever, make available or sublet, to a third Party, all or part of the laboratory spaces defined in Appendix 1.

ARTICLE 14 - NOTICES

Any notice related to the execution of this Agreement shall be sent to the following addresses:

For BMS: Mr. Patrick Jeanmart, Chief Financial Officer, rue Edouard Belin 12, 1435 Mont Saint Guibert

For C3BS: Mr. Christian Homsy, Delegate Director, rue Edouard Belin 12, 1435 Mont Saint Guibert

ARTICLE 15: SITE INVENTORY AND RESTITUTION

An inventory of the exclusive use area shall be established contradictorily between the Parties prior to entry into possession. It is understood that said inventory will be established before any development work to be carried out by C3BS. The inventory will be conducted by an independent expert chosen by mutual agreement, and whose cost shall be borne by C3BS.

C3BS shall, at the end of the Agreement, return the exclusive use area in the same state as defined in the inventory report, subject to normal wear or lack of maintenance by BMS.

If the tenant does not comply with its obligation to restitute and restore the premises to its original state, it shall be liable, without prejudice to its obligation to restore the premises, to pay a compensation for unavailability of the premises.

The unavailability period will be determined by mutual agreement between the parties or, failing that, by an expert. The minimum period is set to be of three months.

In case the Parties do not agree, at the end of the Agreement, on the amount of any potential damage and on the period of unavailability, these will be sovereignty and without recourse, fixed by an expert appointed by mutual agreement between the parties. In case the Parties do not agree on the selection of an expert, one will be appointed upon request of the earliest applying Party, by the Commercial Court of Nivelles.

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ARTICLE 16: CHANGES TO THE PREMISES

C3BS is not entitled to make any changes or perform any transformation in the exclusive use area unless prior written agreement by BMS.

Works shall be performed in accordance with standard practices, at the sole expense and risk of C3BS. C3BS shall communicate the plans to BMS for prior approval, without said approval being deemed to have any detrimental effect to the legal interests of BMS.

C3BS shall be responsible to both BMS and third parties for any changes it may have performed. It commits to cover BMS whenever the responsibility of the latter is challenged by a third Party for damage related, directly or indirectly, to the changes and improvements made in the premises.

ARTICLE 17: MAINTENANCE AND REPAIR

C3BS shall accept, without compensation, or reduction of the fixed part, the execution of all major repairs that might prove to be necessary during this Agreement.

As stated in Article 2 of this Agreement, BMS will subscribe civil liability coverage in respect of third parties for any damage or injury. C3BS agrees to do the same for an amount of € 1 million in combined hardware and physical damage.

ARTICLE 18: SECURITY

As security for the proper performance of its obligations and its control of the Services at 1 January 2010, C3BS will be to the benefit of BMS, within 15 days of signature of this present Agreement, a security corresponding to an amount of € 100,000.

C3BS may provide as security the amount in Euros, or the several and irrevocable guarantee of a Belgian bank. The Parties agree that the return of said guarantee shall only be made after exit inventory of the premises, less the costs of any rehabilitation works that may be incurred by BMS and cost of unsettled consumables on the date of exit.

ARTICLE 19 - SETTLEMENT OF DISPUTES

The Parties shall endeavor to resolve amicably all disputes relating to the interpretation or performance of the Agreement.

In case of persistent difficulties relating to the interpretation or performance of the Agreement, the Parties may have recourse to an expert, prior to any legal proceedings.

To this end, the more diligent Party shall give notice to the other in writing of the object of the difficulty, and propose the name of an expert and the terms of distribution of fees of expertise costs.

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The other Party shall, within a period of 15 (fifteen) days, inform the other Party if it accepts or not said expert. In case of refusal, it shall make a counter proposition to which a reply will have to be given within 15 (fifteen) days of its notification.

If the Parties fail to agree, the expert will be appointed upon request by the earliest applicant Party by the President of the Commercial Court of Nivelles, adopted in the manner of summary proceedings which shall also fix the sharing terms of expertise costs and fees.

The so chosen or appointed expert shall have full authority to receive any documents of whatever nature and to solicit all explanations it deems necessary from the Parties in order to determine the nature and causes of the dispute.

Within a one-month period from the day he was elected or appointed, the expert shall establish a report in which he will analyze the dispute, assess the amount of suffered damage, determine its causes and propose objective and comprehensive legal solutions, and shall notify the parties by registered letter with acknowledgment of receipt.

If the Parties fail to negotiate an agreement based on the solutions proposed by the expert, and in case of dispute regarding the interpretation or performance of the provisions of this Agreement, the dispute shall be referred to the Commercial Court of Nivelles.

Issued on April 11, 2011, in 2 (two) original copies.

For BMS Patrick Jeanmart CFO	For BMS Yves Joinau Director

Signature: [SIGNATURE]	Signature:

For Cardio3 BioSciences

Christian Homsy

Delegate-Director

Signature: [SIGNATURE]

Schedule 1

  (1/2)

(2/2)

Laboratoires
REZ
NIV. 0.00
NIV 150.30
Accueil
D
H
147.50
148.00
148.50
12
ENTREE

10 Espaces Parking Reservés

CARDIO S

DEMANDE DE PERMIS D'URBANISME

PLANS REZ DE CHAUSSEE

DSW ARCHITECTS SA

1/50	04/12/07	LDS		1001 A 02

Schedule 2

Biological Manufacturing Services

Description	Brand	Type	Power	Location	Usage	Quantity	GE	VP
HVAC
Air-conditioning EG	Airwell	Auqualogique	40kw	Exterior	Frozen water			1
Air-conditioning EG	Airwell	Auqualogique	60kw	Exterior	Frozen water			1
Buffer Tank						1	1	1
Main Drive Group	CDZ		4000m3/h			1	1	1
Speed Controller GP						1	1	0
Extraction Group			4000m3/h			1	1	1
Speed Controller GP						1	1	0
Main GP/GE Board						1	1	1
Drive Group of Main Terminal	Lemmens		2000m3/h			16	1	1
GE Terminals Board						9
Option
Generator	SMDO		16Kva	Exterior		1	1	1
Generator	SMDO		11Kva	Exterior		1	1	1
Various Equipment
Particle Counter	Lightouse					10
Lockers	Labonorm					6
Fiochetti Refrigerators	H&C Tech					6
HT Booth	Nizet					1
Zone Table	Fabrinox					14
Various Equipment	Caddie					/
LAF Plexi	ManuPlex					5
SAUTER Monitoring	H&C Tech					1
Fire Detection System	BEMAC					1